Exhibit 99.1
Provider Alert
DCPG PROJECTS STRONG YEAR END
Strong Finish Affirms Long-Term Potential for Sustainable Growth
The Dental Care Plus Group has filed its third quarter financial report (10-Q) with the U.S. Securities and Exchange Commission. At this point, we can project a strong year-end with reasonable certainty. We are so excited about our 2007 performance, we decided to update the dentists on our network now, rather than wait.
2007 Membership Growth
•	By the end of 2007, membership should exceed 234,000.

•	From December 31, 2006 to the end of the 2007, DCPG membership is expected to increase approximately 10 percent.
2007 Member Retention
•	In a typical year, DCPG retains between 96 and 98 percent of its membership in an industry where the standard retention rate is considerably lower.

•	In 2007, DCPG expects to retain almost 99 percent of its membership.
2007 Provider Network Growth
•	Between January 1, 2007 and December 31, 2007, DCPG projects a 6.25 percent increase in its provider network.

•	Several of Louisville’s leading dentists are so enthused about DCPG, they have volunteered to be references in our recruiting materials.

•	DCPG was recently named official dental carrier of the Alliance of Ohio Chambers, consisting of 23 chambers representing 6,000 employers in west-central Ohio. In addition to the potential for growing membership, DCPG anticipates a significant increase in its Ohio network.

•	Currently DCPG boasts the fastest growing provider networks in Ohio and Kentucky.
Growth: 2008 to 2012
•	DCPG plans to exceed 257,000 members by the end of 2008.

•	The Board of Directors set a five-year vision called Innovative Expansion, providing direction and measurements to ensure that our growth benefits key stakeholders, including the dentists on our network.

Plus...

•	DCPG gained critical ground in expansion markets while retaining its stronghold on its home base — Greater Cincinnati and Northern Kentucky.

•	DCPG faced intense competition in all operating markets as a result of panic among less stable carriers. The market is going through a consolidation. You are either well positioned for growth or in a struggle to survive. DCPG is well positioned for growth.

•	DCPG has achieved its growth and retention goals despite aggressive rate slashing and other short-term pricing strategies by our competitors. Long-term, these pricing strategies should provide DCPG and its providers with a competitive advantage.
DCPG reports to the SEC can be reviewed online. Go to http://www.sec.gov/edgar/searchedgar/companysearch.html and enter DCP Holding Co in the box for company name.
Questions? Call Provider Relations at 513-554-1100 or 800-367-9466.
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This Provider Alert contains projections/forward-looking statements regarding the Company’s expected growth. These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements, include: claims costs exceeding our estimates, a downgrade in our financial strength rating, competitive pressures, changes in demand for dental benefits and economic conditions, the loss of a significant customer or broker, the occurrence of circumstances beyond our control and those items described in Item 1A—Risk Factors of the Company’s Form 10-K for the fiscal year ended December 31, 2006.